Exhibit 21.1

SUBSIDIARIES OF DEFENSE TECHNOLOGIES INTERNATIONAL CORP.

Name of Subsidiary	Jurisdiction of Organization

Long Canyon Gold Resources Corp.	Canada
(Wholly owned subsidiary of
Defense Technologies International Corp.)

Passive Security Scan Inc.	Utah
(Majority owned subsidiary of
Defense Technologies International Corp.)